CARDINAL MINERALS INC.
Suite B - 2950 East Flamingo Rd.	July 26, 2004
Las Vegas, NV 89121	OTC BB Symbol: CDIN

Cardinal Cancels Bates-Hunter Gold Mine Option

Las Vegas, NV: Cardinal Minerals Inc. (OTCBB: CDIN) reports that it is unable to finance the work programs as required within the terms of the option agreement to purchase the Bates Hunter Gold Mine in Central City, Co. Consequently the Company has returned the option to Mr. Ken Swaisland, a major shareholder of Cardinal and optionor of the property. In return, Mr. Swaisland has forgiven Cardinal the $30,000 signing fee and related expenses in conjunction with the proposed acquisition.

Cardinal management is now actively seeking new business opportunities and exploring various options towards a restructuring program involving a consolidation of its issued and outstanding common shares, a name change, the relocation of its head office and negotiations with its major creditors in an effort to effect an exchange of certain outstanding debt for its common shares.

This press release is provided for information purposes only and is not intended to constitute an offer to sell or a solicitation of an offer to buy securities. The Company and its management do not take responsibility for the adequacy, accuracy or completeness of the information contained herein. Assumptions contained herein involve risks and uncertainties including, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company has no obligation to revise or update the statements made herein to reflect current events or circumstances or the occurrence of unanticipated events. Readers are urged to scrutinize the Company's public filings with the SEC in this regard.

FOR FURTHER INFORMATION:

Mr. Andrew Schwab Ph. 800-537-4099

Email: aschwab@silk.net